Exhibit 10.9

August 26, 2002

Mr. Thomas J. Szkutak
[Address deleted]

Dear Tom:

On behalf of Amazon.com Holdings (the “Company”), I am very pleased to offer you the position of Senior Vice President and Chief Financial Officer of Amazon.com. This letter clarifies and confirms the terms of your employment with the Company.

Start Date and Salary

Unless we mutually agree otherwise in writing, you will commence employment on October 1, 2002 (Start Date). Your starting salary will be $150,000 annualized, payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked.

Signing Bonus

In appreciation for your decision to join us, along with your first regular paycheck the Company will pay you a lump sum bonus in the amount of $500,000. This bonus will be payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes.

In addition, over the first four years of active employment, the Company will pay you a signing bonus of $2,400,000, payable in equal monthly installments in the amount of $50,000 commencing in October 2002 through September 2006. All payments will be payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. If your employment with the Company is terminated for any reason prior to September 30, 2006, any monthly payments will cease after the date of termination.

Relocation

For information about your relocation benefits, please review the attached document.

Benefits

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in this benefits package that it deems appropriate. All employees receive pro-rated vacation and personal time. Please refer to the enclosed benefits documents for more information. You are eligible to participate in Amazon.com’s 401(k) retirement plan on the first entry date following the commencement of your employment. You are also eligible to enroll in our major medical plan on the first entry date following the commencement of your employment.

Restricted Stock Grant

Subject to Board of Directors’ approval, you will be awarded 500,000 shares of restricted stock of Amazon.com, Inc. (the “Stock Award”). The Stock Award will vest according to the following schedule, subject to your continued employment with the Company: 2/7ths of the Stock Award will vest on your second anniversary of employment and an additional 1/7th of the Stock Award will vest on each subsequent anniversary of your employment. The unvested portion of the Stock Award will be subject to forfeiture upon termination of your employment with the Company. The Stock Award will be documented by delivery to you of a Restricted Stock Award Agreement specifying the terms and conditions of the award.

Employment At Will

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

Confidentiality, Noncompetition and Invention Assignment Agreement

As a condition of your employment pursuant to this offer letter, we require that you sign the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement. The Company’s willingness to award you the compensation referred to above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

You should know that the agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 18 months after you leave the Company. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

Employment Eligibility

To comply with immigration laws, you must provide Amazon.com with evidence of your identity and eligibility for employment in the United States no later than three (3) business days of your date of hire. Please bring this documentation to your new hire orientation.

Additional Provisions

If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any further additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company.

If you wish to accept employment with the Company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files.

We are very excited about the possibility of you joining us.

Sincerely,

/s/ JEFF BEZOS

Jeff Bezos
CEO

ACCEPTANCE

I accept employment with Amazon.com Holdings, Inc. under the terms set forth in this letter, including the Start Date indicated above:

/s/ THOMAS J. SZKUTAK Thomas J. Szkutak	8-28-02 Date